Exhibit 10.12

Ralph Goehring 10900

Rockridge Way
Bakersfield, CA 93311

Re: Employment Offer

Dear Ralph,

We are pleased to offer you the full-time position of Vice President of Finance, and Interim Chief Financial Officer for Global Clean Energy Holdings, Inc. (GCEH). Upon successful completion of a background check you will officially move to the CFO position. This position reports to me as the President of GCEH and you will support GCEH, Bakersfield Renewable Fuels (BKRF) and its affiliates, as well as other Global Clean Energy Holdings entities ("Global"). We believe your skills and experience are an excellent match for our company and we look forward to you accepting this offer and joining the team as we move the Company towards a successful and sustainable future.

The annual base salary for this position is $225,000 which will be paid on a semi-monthly basis starting within 15 days of your start date. In addition to this starting salary, you will be issued an initial block of 1.0 million options through GCEH's Employee Stock Option Plan ("ESOP") which is authorized to grants options to purchase shares in Global (OTCBB:GCEH), with a 36-month vesting and a five-year term. The strike price on these options will be based upon the market closing price the last business day before you begin work. In addition, you can qualify for a discretionary cash bonus "The Target Cash Discretionary Bonus" which is related to Company Performance. Your target bonus is currently 25% of your Annual Base Salary.

As a GCE employee, you are also eligible for our benefits program. Attached is a summary of the benefits which includes a 401K Savings Plans with employer contributions. Global has a random drug screening program which covers all employees, which may require your compliance.

Nothing in this offer letter can be construed to alter the at-will status of your employment.

We are excited to have you join our team! If you have any questions, please feel free to reach out at any time.

Sincerely,
/s/ RICHARD PALMER
Richard Palmer
President & Chief Executive Officer
Global Clean Energy Holdings, Inc.

Accepted:

Signature: /s/ RALPH GOEHRING
Printed Name: Ralph Goehring
Date: 05/18/2020